Exhibit 99.1

EA RELEASES DETAILS ON PREVIOUSLY ANNOUNCED

REDUCTION OF FACILITIES AND WORK FORCE

REDWOOD CITY, CA – December 19, 2008 — Electronic Arts Inc. (NASDAQ:ERTS) today announced further details on a restructuring plan which will include consolidating facilities and reducing the work force.

EA expects the restructuring plan will result in annual cost savings of approximately $120 million and restructuring charges of approximately $55-65 million over the next several quarters.

The plan is intended to reduce EA’s worldwide work force by approximately 10 percent or 1,000 people. The majority of these actions will be completed by March 31, 2009. This represents a four percent increase from the six percent reduction EA announced on October 30, 2008.

The restructuring also calls for consolidation or closure of at least nine studio and publishing locations. Among the facilities to be consolidated is the Black Box Studio facility in Vancouver, British Columbia. The Black Box development teams and associated game franchises will move to the nearby EA studio location in Burnaby, British Columbia.

EA is implementing a plan to narrow its product portfolio to focus on hit games with higher margin opportunities. The company remains committed to taking creative risks, investing in new games, leading the industry in the growing mobile and online businesses, and delivering high-quality games to consumers.

Safe Harbor for Forward-Looking Statements

Some statements set forth in this press release, including Electronic Arts’ estimates relating to the annual savings it will realize and the expenses and charges it will incur in connection with the restructuring plan, are forward-looking statements and are subject to change. Statements including words such as “anticipate”, “believe”, “estimate”, “expect” or “it is likely” and statements in the future tense are forward-looking statements. These forward-looking statements are preliminary estimates and expectations based on current information and are subject to business and economic risks that could cause actual future results to differ materially from the Company’s expectations set forth above. Some of the factors which could cause the Company’s results to differ materially from its expectations include the following: the Company’s ability to successfully implement its cost reduction plans; sales of the Company’s titles during the remainder of the quarter and fiscal year; the general health of the U.S. and global economy and the related impact on discretionary consumer spending; consumer spending trends; the Company’s ability to manage expenses during the remainder of the quarter, fiscal year and beyond; competition in the interactive entertainment industry; the effectiveness of the Company’s sales and marketing programs; timely development and release of Electronic Arts’ products; the consumer demand for, and the availability of an adequate supply of console hardware units (including the Xbox 360® video game and entertainment system, the PLAYSTATION®3 computer entertainment system and the Wii™); consumer demand for software for the PlayStation 2; the Company’s ability to predict consumer preferences among competing hardware platforms; the financial impact of potential future acquisitions by EA; the Company’s ability to realize the anticipated benefits of acquisitions; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; the Company’s ability to attract and retain key personnel; changes in the Company’s effective tax rates; the performance of strategic investments; adoption of new accounting regulations and standards; potential regulation of the Company’s products in key territories; developments in the law regarding protection of the Company’s products; fluctuations in foreign exchange rates; the Company’s ability to secure licenses to valuable entertainment properties on favorable terms; and other factors described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. These forward-looking statements speak only as of December 19, 2008. Electronic Arts disclaims any obligation, and does not intend to, update these forward-looking statements.

Contact:

Jeff Brown	Tricia Gugler
VP of Communications	VP Investor Relations
650.628.7922	650.628.7328
jbrown@ea.com	tgugler@ea.com